Exhibit 99.1

Shuttle Pharma Provides Fourth Quarter 2023 Corporate Update

GAITHERSBURG, Md., March 22, 2024 -- Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2023.

Recent Highlights

●	Received FDA approval to proceed with the Phase 2 Clinical Trial of Ropidoxuridine for treatment of patients with glioblastoma, a deadly malignancy of the brain with no known cure.
●	Finalizing site enrollment with ‘first patient, first dose’ expected in the second quarter of 2024.
●	Created Shuttle Diagnostics, Inc., a wholly owned subsidiary of Shuttle Pharma, focused on developing a diagnostics laboratory to develop its metabolite discovery platform technology and to perform multi-institutional clinical trials.

○	Entered into an exclusive agreement to license certain intellectual property from Georgetown University to advance the Company’s predictive biomarker program focused on developing a predictive diagnostic test for prostate cancer patients who are considering elective radiation therapy.
○	Obtained an exclusive license for PSMA-B intellectual property for advancing research into diagnostic and therapeutic applications of metastatic prostate cancer.

●	Announced intent to commence a Rights Offering where it plans to raise up to $4.5 million through the distribution of subscription rights and the exercise thereof to advance Shuttle Diagnostics, Inc. Details of the Rights Offering can be found here (https://www.prnewswire.com/news-releases/shuttle-pharma-announces-its-intent-to-pursue-a-rights-offering-302060196.html).
●	At December 31, 2023, Shuttle Pharma’s cash balance was $5.5 million (including cash, cash equivalents and marketable securities).

Recent Presentations

●	Anatoly Dritschilo, M.D., Chief Executive Officer of Shuttle Pharma, participated in a fireside chat at the Lytham Partners 2024 Investor Select Conference. The webcast can be accessed HERE (https://www.youtube.com/watch?v=KzjTkqPEuf8&list=PL0eo-Gh54b2kNhhLR4ZKfNMweYkRaqSIh&index=26).
●	Shuttle Pharma presented at the Emerging Growth Conference on March 6, 2024. A webcast link of the presentation can be found on the investor relations page of Shuttle Pharma’s website or accessed HERE (https://www.youtube.com/watch?v=7JUWtjGqanc).
●	Updated corporate slide presentation (https://shuttlepharma.com/wp-content/uploads/2024/03/Shuttle-Pharma-Investor-Presentation-February-2024.pdf) to highlight the opportunity for both Shuttle Pharma’s radiation sensitizer portfolio as well as the diagnostic subsidiary.

“We achieved a significant milestone in January 2024 with the receipt of the ‘Safe to Proceed’ letter from the U.S. Food and Drug Administration (FDA) to commence Ropidoxuridine’s Phase 2 clinical trial,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We are currently finalizing site enrollment with ‘first patient, first dose’ expected in the second quarter of 2024. The results of this Phase 2 clinical trial will be important as we look to leverage radiation sensitizers to increase cancer cure rates, prolong patient survival, and improve the quality of life for patients suffering from glioblastoma.

“Beyond our focus on radiation sensitizers through both our Ropidoxuridine and HDAC6 development, we also announced the formation of Shuttle Diagnostics, which is focused on developing pretreatment predictive blood tests for prostate cancer patients. These tests will allow for the assessment of risk for cancer treatment success or failure, while informing therapeutic decision making and follow-up management. In 2019, the estimated global prostate cancer diagnostic market was $2.83 billion, however, none of the currently available tests are predictive of success of a specific treatment. We aim to meet this key unmet need for a minimally invasive diagnostic test that provides the clinician and patient with a measurement of the potential success of RT for their cancer treatment.

“We expect the coming few months will be filled with key developments and milestones, including the commencement of our Phase 2 clinical trial for Ropidoxuridine for treatment of patients with glioblastoma and the advancement of our opportunity within diagnostics. Our team is laser-focused on execution of the key deliverables that we believe will drive value for both patients and shareholders,” Dr. Dritschilo concluded.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 20, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com